                            IMS HEALTH INCORPORATED

             OFFER TO EXCHANGE 0.309 SHARES OF COGNIZANT TECHNOLOGY
                 SOLUTIONS CORPORATION CLASS B COMMON STOCK FOR
               EACH SHARE OF IMS HEALTH INCORPORATED COMMON STOCK
                   UP TO AN AGGREGATE OF 36,540,129 SHARES OF
                            IMS HEALTH COMMON STOCK

To Brokers, Securities Dealers, Commercial Banks, Trust Companies and Other
Nominees:

     IMS Health Incorporated ("IMS Health") is offering, upon the terms and subject to the conditions set forth in the enclosed offering circular-prospectus, dated January 9, 2003 (the "Offering Circular-Prospectus"), and the enclosed letter of transmittal and the participation instructions thereto, to exchange 0.309 shares of Cognizant Technology Solutions Corporation ("Cognizant") class B common stock for each share of IMS Health common stock validly tendered and not properly withdrawn, up to an aggregate of 36,540,129 shares of IMS Health common stock tendered and exchanged.

     We are asking you to contact your clients for whom you hold shares of IMS Health common stock, whether these shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

     As described in the Offering Circular-Prospectus, IMS Health is not conducting the exchange offer in any jurisdiction where the exchange offer would not be legal under the laws of such jurisdiction.

     No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of IMS Health, Cognizant, the exchange agent, the dealer manager or the information agent for purposes of the exchange offer.

     Enclosed is a copy of each of the following documents:

     1.  The Offering Circular-Prospectus.

     2.  The Letter of Transmittal (printed on yellow paper).

     3.  Participation Instructions (printed on white paper).

     4.  The Notice of Guaranteed Delivery (printed on pink paper).

     5. A form of letter which may be sent to your clients for whose account you hold shares of IMS Health common stock registered in your name or the name of your nominee with space provided for obtaining the clients' instructions with regard to the exchange offer (printed on blue paper).

     6. A return envelope addressed to American Stock Transfer & Trust Company, the exchange agent.

     Your prompt action is requested. THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 6, 2003, OR IF EXTENDED BY IMS HEALTH, THE LATEST DATE AND TIME TO WHICH EXTENDED (THE "EXPIRATION DATE"). Shares of IMS Health common stock tendered pursuant to the exchange offer may be withdrawn, subject to the procedures described in the Offering Circular-Prospectus, at any time prior to the expiration date and after March 6, 2003, if not theretofore accepted for exchange.

     To participate in the exchange offer, certificates for shares of IMS Health common stock (or evidence of a book-entry delivery into the exchange agent's account at The Depository Trust Company) and a duly executed and properly completed letter of transmittal together with any other required documents, or an agent's message in connection with a book-entry transfer, must be delivered to the exchange agent as indicated in the Offering Circular-Prospectus. If holders of shares of IMS Health common stock wish to tender their shares, but it is impracticable for them to do so prior to the expiration date, a tender may be effected by following the guaranteed delivery procedures described in the Offering Circular-Prospectus under the section entitled "The Exchange Offer -- Guaranteed Delivery Procedure."

     Additional copies of the enclosed material may be obtained by contacting the information agent, Georgeson Shareholder Communications Inc., at (866) 203-1913 (toll-free) in the United States or at (212) 440-9800 from elsewhere. You may also contact the information agent, the exchange agent, American Stock Transfer & Trust Company or the joint dealer managers for the exchange offer -- Goldman, Sachs & Co. or Bear, Stearns & Co. Inc. -- at one of the telephone numbers set forth on the last page of the Offering Circular-Prospectus for assistance with any questions you may have about the exchange offer.

 NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON
   AS AN AGENT OF IMS HEALTH, COGNIZANT, THE EXCHANGE AGENT, THE JOINT DEALER MANAGERS OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE
  ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR-PROSPECTUS OR THE
                             LETTER OF TRANSMITTAL.

                                        2